Exhibit 10.26

SQUARESPACE, INC.
COMPENSATION RECOVERY POLICY

Statement of Intent. The Compensation Committee (“Compensation Committee”) of the Board of Directors (“Board”) of Squarespace, Inc. (“Squarespace”) believes that it is in the best interest of Squarespace and its stockholders to encourage outstanding leadership, accountability and responsible risk taking that benefits the growth of Squarespace and its subsidiaries (collectively, the “Company”). Accordingly, the Compensation Committee adopted this Compensation Recovery Policy (the “Policy”) in accordance with Section 10D of the Securities Exchange Act of 1934 effective as of October 2, 2023 (the “Effective Date”). This Policy is intended to satisfy the requirements of Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”) and the proposed listing standards of the New York Stock Exchange (the “NYSE”), including Section 303A.14 of the NYSE Listed Company Manual.

Definitions. For purposes of this Policy, the following definitions shall apply:

“Covered Employee” means each individual who, at any time on or after the Effective Date, is an “officer” of Squarespace as defined under Rule 16a-1(f) under Section 16 of the Exchange Act (a “Section 16 Officer”).

“Financial Reporting Measure” means (i) any measure that is determined and presented in accordance with the accounting principles used in preparing Squarespace’s financial statements, and any measures derived wholly or in part from such measures and may consist of GAAP or non-GAAP financial measures (as defined under Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Exchange Act), (ii) stock price or (iii) total shareholder return. Financial Reporting Measures may or may not be filed with the SEC and may be presented outside Squarespace’s financial statements, such as in Managements’ Discussion and Analysis of Financial Conditions and Result of Operations or in the performance graph to the extent required under Item 201(e) of Regulation S-K under the Exchange Act.

“Lookback Period” means the three completed fiscal years (plus any transition period of less than nine months that is within or immediately following the three completed fiscal years and that results from a change in Squarespace’s fiscal year) immediately preceding the date on which Squarespace is required to prepare a Material Financial Restatement for a given reporting period, with such date being the earlier of: (i) the date the Board, a committee of the Board, or the officer or officers of Squarespace authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that Squarespace is required to prepare a Material Financial Restatement, or (ii) the date a court, regulator or other legally authorized body directs Squarespace to prepare a Material Financial Restatement. Recovery of any Recoverable Compensation under the Policy is not dependent on if or when the Material Financial Restatement is actually filed.

“Material Financial Restatement” means a required accounting restatement of any Squarespace financial statement due to the material noncompliance of Squarespace with any financial reporting requirement under the securities laws, including (i) to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as a “Big R” restatement) or (ii) to correct an error in previously issued financial statements that is not material to the previously issued financial statements but that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as a “little r” restatement). Changes to Squarespace’s financial statements that do not represent error corrections under the then-current relevant accounting standards will not constitute Material Financial Restatements.

“Received”: Recoverable Compensation is deemed “Received” in Squarespace’s fiscal period during which the Financial Reporting Measure specified in or otherwise relating to the Recoverable Compensation award is attained, even if the grant, vesting or payment of the Recoverable Compensation occurs after the end of that period.

“Recoverable Compensation” means any cash or equity-based compensation for which the grant, payment or vesting (or any portion thereof) is or was predicated upon the achievement of a Financial Reporting Measure that is impacted by a Material Financial Restatement while the Company has a class of securities listed on a national securities exchange or a national securities association, including any compensation to the extent that it is Received during the Lookback Period. For compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in a Material Financial Restatement, the amount recoverable will be based on a reasonable estimate of the effect of the Material Financial Restatement on the stock price or total shareholder return upon which the compensation was received.

The following compensation shall not be considered Recoverable Compensation and shall not be subject to forfeiture or reimbursement under this Policy:
i.Cash and equity-based compensation that was Received prior to, the Effective Date; and
ii.Any compensation to the extent that it is Received more than three years prior to the date the Company is required to prepare the applicable Material Financial Restatement.

The following compensation shall not be considered Recoverable Compensation and shall not be subject to forfeiture or reimbursement under this Policy to the extent that the conditions in one or more of the three bullets set forth below are met, as determined by the Compensation Committee:

i.The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered (following reasonable attempts by the Company Group to recover such compensation, the documentation of such attempts, and the provision of such documentation to the NYSE);
ii.Recovery would violate home country law where that law was adopted prior to November 28, 2022 (provided that the Company obtains an opinion of Home Country counsel acceptable to the NYSE that recovery would result in such a violation and provides such opinion to the NYSE); or
iii.Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to Company employees, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

“SEC” means the United States Securities and Exchange Commission.

Forfeiture and Reimbursement. In the event of a Material Financial Restatement, any Recoverable Compensation (i) that is then-outstanding but has not yet been paid shall be automatically and immediately forfeited and (ii) that has been paid to any person shall be subject to reasonably prompt repayment to the Company following written notice by the Company to the person by email or certified mail to the physical address on file with the Company for such person, and the person shall satisfy such repayment in a manner and on such terms as required by the Company, in each case in an amount equal to the difference between (A) the amount of Recoverable Compensation paid, granted or awarded to the Covered Employee based on financial results that were impacted by such Material Financial Restatement, less (B) the lower amount of Recoverable Compensation that would have been paid, granted or awarded to the Covered Employee calculated based on the updated financials reported in the Material Financial Restatement, in each case without regard to any taxes paid.

To the extent that a Covered Employee does not make reimbursement to the Company under this Policy within thirty (30) days following written demand by the Company, the Company shall have the right to reduce, cancel or withhold against outstanding, unvested, vested or future cash or equity-based compensation, or require a substitute form of reimbursement, all as determined in the discretion of the Compensation Committee and to the extent permitted under applicable law.

No Indemnification. No person shall be indemnified, insured or reimbursed by the Company in respect of any loss of compensation by such person in accordance with this Policy, nor shall any person receive any advancement of expenses for disputes related to any loss of compensation by such person in accordance with this Policy, and no person shall be paid or reimbursed by the Company for any premiums paid by such person for any third-party insurance policy covering potential recovery obligations under this Policy. For this purpose, “indemnification” includes any modification to current compensation arrangements or other means that would amount to de facto indemnification (for example, providing the person a new cash award which would be cancelled to effect the recovery of any Recoverable Compensation). In no event shall the Company be required to award any person an additional payment if any Material Financial Restatement would result in a higher incentive compensation payment.

Authority and Interpretations. This Policy generally will be administered and interpreted by the Compensation Committee, provided that the Board may, from time to time, exercise discretion to administer and interpret this Policy. Any determination by the Compensation Committee with respect to this Policy shall be final, conclusive and binding on all interested parties. The determinations of the Compensation Committee under this Policy need not be uniform with respect to all Covered Employees.

This Policy is intended to comply with, shall be interpreted to comply with, and shall be deemed automatically amended to comply with, Section 954 of Dodd-Frank Wall Street Reform and Consumer Protection Act, as it may be amended from time to time, and any related rules or regulations promulgated by the SEC or NYSE, including any additional or new requirements that become effective after the Effective Date.

The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to applicable law. The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision of this Policy. Recoupment of Recoverable Compensation under this Policy is not dependent upon the Company satisfying any conditions in this Policy, including any requirements to provide applicable documentation to the NYSE.

The rights of the Company under this Policy to seek forfeiture or reimbursement are in addition to, and not in lieu of, any rights of recoupment, or remedies or rights other than recoupment, that may be available to the Company pursuant to the terms of any law, government regulation or stock exchange listing requirement or any other policy, code of conduct, employee handbook, employment agreement, equity award agreement, or other plan or agreement of the Company.

The rights of the Company under this Policy to seek forfeiture or reimbursement are not exclusive remedies and do not preclude any other recourse by the Company.

The Compensation Committee may, from time to time, suspend, discontinue, revise or amend this Policy in accordance with applicable law, including SEC and NYSE rules.